 EXHIBIT 10.15
Framework for the 2010 Annual Executive Bonus Plan

The 2010 executive annual bonus plan has the following elements:

Participants:                      Alan Kestenbaum and Jeff Bradley

Terms of bonus pool calculation:

1.
The bonus pool is calculated as the sum of 8% of “modified EBITDA” and 2% of “modified free cash flow” (using the same definitions as used in the 2009 plan). A detailed description of modified EBITDA and modified free cash flow are set forth in Exhibit A.

2.	All calculations under the Plan are to be based upon the results for the calendar year 2010.
3.	The results of acquisitions will be included in making the calculations of modified EBITDA and modified free cash flow.
4.
“One time costs” will be excluded in making the calculations of modified EBITDA and modified free cash flow. The definition of one-time costs is set forth in Exhibit B.  The Compensation Committee may elect, in its judgment, not to exclude certain one-time costs that otherwise would be excluded as a result of the definition.

5.	The bonus pool is capped at $20,000,000.

Payout terms:

1.      Bonus pool amount is payable 70% to Alan Kestenbaum and 30% Jeff Bradley.

2.	Payouts will be made in accordance with the deferral plan set forth in Exhibit C.

3.
Deferred payments will be made in Restricted Stock Units (RSUs) that proportionally vest over three years but are not delivered until the end of the third year. (The departure of either will not increase the amount available to the other.)

Additional deferral:

1.	Additional voluntary deferral will be available for the portion of the bonus not subject to mandatory deferral, as provided in Exhibit D.

Other terms:

1.
The accrual of any bonus under the bonus pool is subject to the Company meeting a threshold performance requirement that the fraction determined by dividing modified EBITDA (including the appropriate bonus accrual) for the year ending December 31, 2010 by average Committed Capital exceed 0.2. A detailed description of “Committed Capital” is set forth in Exhibit A.  Average Committed Capital will be calculated as the 13 point monthly average of Committed Capital for calendar year 2010, starting with Committed Capital as of 12/31/2009. Committed Capital will exclude the impact of one-time costs defined in Exhibit B. The Compensation Committee may elect, in its judgment, not to exclude certain one-time costs that otherwise would be excluded as a result of the definition.

2.	The Committee may exercise negative judgment as noted below in Framework for 2010 relative performance measures attached as Exhibit E.

3.
The Plan includes a claw back provision which provides that if the Board determines that there was executive misconduct in a prior period in the preparation of the financial results for that period, the Compensation Committee will determine whether the restatement was material and was a result of executive misconduct in preparation of the financial information, and if so, to what extent “covered payments” should be returned to the company to the extent that such payments were overstated as a result of the change in financial condition. Covered payments include cash incentives paid to the executive found to have actively participated in the executive misconduct for performance during the fiscal year(s).

4.      The plan design is intended to comply with 162(m) requirements.

Exhibit A

Definitions of modified EBITDA, modified free cash flow and committed capital modified EBITDA for the year is calculated as follows:
Net income plus provision for income taxes, net interest expense and depreciation and amortization equals EBITDA.  EBITDA plus non-cash share based compensation, executive bonus accrual and other non-recurring adjustments equals modified EBITDA.

modified free cash flow for the year is calculated as follows:
modified EBITDA less capital expenditures, cash interest paid, change in working capital and scheduled principal payments on term debt plus interest income and other non-recurring adjustments not considered in modified EBITDA equals modified free cash flow.

Committed Capital for the year is calculated as follows:
short-term debt plus long term debt plus stockholder equity less cash and cash equivalents equals Committed Capital

(example calculations are attached to the original plan document)

Exhibit B

Definition of one-time costs

Items defined by GAAP:

•	Restructuring charges
•	Non-recurring items
•	Impairment charges

Items specified below:

•	Start-up or shut down expenses for plants or business lines
•	Transaction expenses related to acquisitions or dispositions
•	Inventory write-offs
•	Penalties or charges related to prior periods
•	Litigation awards, charges or professional fees related to litigation or threatened litigation
•	Fixed asset write-offs

Exhibit C

Mandatory deferral plan

Deferral percentages are applied to the total bonus pool

i.	$ 0 - $ 2 mm 0% deferred
ii.	$ 2 - $ 5 mm 20% deferred
iii.	$ 5 - $ 8 mm 30% deferred
iv.	$ 8- $ 10 mm 40% deferred
v.	$ 10 - $12 mm 50% deferred
vi.	$ 12 - $15 mm 75% deferred
vii.	$15 - $20 mm 100% deferred

Deferrals are applied to incremental bonus amounts in accordance with a schedule (an illustrative schedule is attached to the original plan document)

In addition, the company will establish ownership requirements for the Executive Chairman and the CEO, requiring that the holding of a significant portion of the deferred stock be held until the ownership guidelines are met

Exhibit D

Voluntary deferral plan

The Company will offer a voluntary deferral of base salary and bonus into restricted stock units (“RSUs”), based upon the value of the shares on the date of deferral. The Company will also offer a match of 20% if deferral is in the form of RSUs.

Key elements of the plan are:

a.	Limit deferral to 50% of salary

b.	Limit deferral to 50% of Bonus up to $1,000,000. Deferral must be below the mandatory deferral limits.

c.	If deferred into RSUs, then 20% match is granted in form of RSUs

d.	Deferred compensation that is deferred into RSUs is fully vested.

e.	Matching RSUs vest over 3 years (33% a year) but are delivered in year 3

f.	Subsequent deferrals are offered subject to Code Section 409A rules (minimum 5 year re-deferral)

g.	If deferred into mutual funds, the deferral will be funded.

h.
Standard termination provisions apply to the matched RSUs.  These would include: Change in control, termination for other than cause, death, disability and retirement.  Voluntary termination would not trigger vesting of the matched RSUs. For the avoidance of doubt, this provision applies only to the 20% match and not to the base amount deferred, which shall be payable even if terminated for cause.

Exhibit E

Framework for 2010 relative performance measures

The following relative performance measures, among others will be used by the Compensation Committee to determine if and how much of a reduction should be applied to the 2010 annual bonus plans. It is expected the Committee will examine relative performance quarterly.

Relative performance will be measured against the following:
1.	Peer Group
2.	Reference Group
3.	S&P Small Cap Index
4.	S&P Metals Index
5.	The Committee may add other “groups” or delete “groups” at any time, including after the plan period, but before a final decision on bonuses is made.

Relative performance measures may include and may not be limited to those below.
1.	TSR
2.	ROE
3.	Net operating profit after tax (NOPAT)/Committed Capital (CC)
4.	EBITDA growth
5.	NOPAT growth
6.	The Committee may add other performance measures or delete performance measures at any time, including after the plan period, but before a final decision on bonuses is made.
7.	The Committee may adjust any measure in its judgment to insure a valid comparison.

The Committee will work with the Company when performing it analysis. The Committee ultimately will use its judgment and may weight some measures more heavily than others. The Committee will communicate its conclusions to the Board and request that the Board support the Committee’s conclusions.